Exhibit 99

CONTACTS:	For Immediate Release
Michael Lawson, Investors, (513) 763-1992	Nov. 10, 2008
Lori Dorer, Media, (513) 345-1685

Kendle Reappoints Former CFO Timothy M. Mooney to Board of Directors
Mooney Brings Wealth of Finance, Accounting and Industry Experience to Kendle Board

CINCINNATI, Nov. 10,  2008 — Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today announced the reappointment of Timothy M. Mooney to the Company’s Board of Directors effective immediately. Mooney was Executive Vice President and Chief Financial Officer for Kendle from 1996 until his retirement in 2002, leading the Company’s global financial operations, including finance, accounting, treasury, budgeting, taxes, mergers and acquisitions, investor relations and financial planning. He also served as a Director of the Company from 1997 to 2002. Mooney currently serves as Vice President of Operations at St. Xavier High School in Cincinnati.  He brings nearly 40 years of accounting and finance experience to Kendle’s Board and will serve as a member of the Audit Committee.

"We are thrilled to welcome back Tim Mooney to Kendle’s Board,” said Chairman and Chief Executive Officer Candace Kendle, PharmD. "Tim played a pivotal role in leading Kendle’s financial operations during our early years as a private and then public company and our emergence as a global provider of CRO services, and we look forward to having the benefit of his experience with us once again as part of our Board. His extensive background in finance and accounting and knowledge of our sector will serve us well as Kendle continues to accelerate its position as a leading provider of Phase I-IV clinical development services to biopharmaceutical companies worldwide.”

Prior to Kendle, Mooney served as Vice President, Treasurer and Chief Financial Officer for The Future Now, Inc. and Senior Vice President and Chief Financial Officer for Hook-SupeRx, Inc. His experience also includes serving as a Partner with the public accounting firm Coopers & Lybrand.    He currently serves on the Board of Directors of Regent Communications, Inc., a publicly traded radio broadcasting company headquartered in Covington, Ky. He is Chairman of Regent’s Audit Committee and is a member of the Nominating and Corporate Governance Committee.  Mooney also has served on the Board of Directors of Winton Financial Corp., and as Chairman of Winton’s Audit Committee and as a member of its Compensation Committee.  Mooney earned a bachelor of science in business administration from Xavier University in Cincinnati.

Mooney’s appointment increases the number of Kendle directors from seven to eight and the number of independent directors from five to six. He joins Dr. Kendle and current board members Christopher C. Bergen, Chief Operating Officer, Kendle; Robert R. Buck, President and Chief Executive Officer, Beacon Roofing Supply, Inc.; G. Steven Geis, PhD, M.D., Retired, Group Vice President: Arthritis, Cardiovascular and Oncology Clinical Development, Pharmacia & Upjohn Company; Donald C. Harrison, M.D., Senior Vice President and Provost for Health Affairs Emeritus, University of Cincinnati; Timothy E. Johnson, PhD, President, Johnson Investment Counsel, Inc. and Professor of Finance, University of Cincinnati; and Frederick A. Russ, PhD, Senior Vice Provost, University of Cincinnati.

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About Kendle

Kendle International Inc. (Nasdaq: KNDL) is a leading global clinical research organization providing the full range of early- to late-stage clinical development services for the world's biopharmaceutical industry. Our focus is on innovative solutions that reduce cycle times for our customers and accelerate the delivery of life-enhancing drugs to market for the benefit of patients worldwide. As one of the fastest-growing global providers of Phase I-IV services, we offer experience spanning 90 countries, along with industry-leading patient access and retention capabilities and broad therapeutic expertise, to meet our customers' clinical development challenges.

Kendle was recognized by FORTUNE magazine as one of the 100 fastest- growing companies in the United States for 2008. The company also has been recognized as "Top CRO to Work With" in the Thomson CenterWatch 2007 survey of U.S. investigative sites and "Best CRO" for 2007 and 2006 by leading global pharmaceutical publication Scrip World Pharmaceutical News.

Additional information and investor kits are available upon request from Kendle, 441 Vine Street, Suite 1200, Cincinnati, OH 45202 or from the Company’s Web site at www.kendle.com.

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